As filed with the Securities and Exchange Commission on February
16, 1996
                        Registration No. 33-______

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                                 ________

                                 Form SB-2
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

               DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
              (Name of small business issuer in its charter)

Delaware                          7819                  65-0014636
(State or jurisdiction      (Primary Standard         (I.R.S. Employer
  of incorporation)             Industrial           Identification No.)
                          Classification Code No.)

16910 Dallas Parkway, Suite 100, Dallas, Texas 75248   AC(214) 248-1922
       (Address and telephone number of principal executive offices)

           3941 S.W. 47th Avenue, Ft. Lauderdale, Florida 33314
       (Address of principal place of business or intended principal place of business)

      Kevin B. Halter, Jr., 16910 Dallas Parkway, Suite 100, Dallas,
                       Texas 75248 AC(214) 248-1922
         (Name, address and telephone number of agent for service)

                                Copies to:
                         Morgan F. Johnston, Esq.
                      16910 Dallas Parkway, Suite 100
                           Dallas, Texas  75248
                              (214) 248-1922
                                 ________

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form as to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

                      CALCULATION OF REGISTRATION FEE

 Title of
  each
 class of                          Proposed         Proposed
securities          Amount         maximum          maximum             Amount of
  to be             to be       offering price      aggregate         registration
registered        registered    per share <F1>   offering price <F1>       fee
------------      ----------    --------------   ------------------   ------------
Common Stock      2,671,258         $3.00           $8,013,774          $2,763.37

<F1>Estimated pursuant to Rule 457(h) solely for purpose of calculating registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                                       1

                             2,671,258  SHARES


               DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION

                               Common Stock
                       (par value $.0002 per share)



     All of the 2,671,258 shares of Common Stock offered hereby are being sold by the Selling Stockholders. See "Selling Stockholder." Digital Communications Technology Corporation ("DCT" or the "Company") will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Common Stock is traded on the American Stock Exchange (the "AMEX") under the symbol "DCT." On January 12, 1996, the last reported sale price of the Common Stock on the AMEX was $1.31 per share.

                               _____________


See "Risk Factors" on page 3 for certain information that should be considered in making an investment decision in DCT.



THE SECURITIES TO WHICH EXCHANGE OFFER/PROSPECTUS RELATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.









               The date of this Prospectus is ________, 1996

                                       2


                            AVAILABLE INFORMATION

DCT is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). In addition, DCT has filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form SB-2 with respect to the securities offered thereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement. The Registration Statement and the exhibits thereto may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60611. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. DCT's common stock is listed on the AMEX and the reports, proxy statements and other information filed by the Company with the AMEX may be inspected at the public reference facilities maintained by the AMEX.

     DCT has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in such Registration Statement. For further information with respect to DCT and the Common Stock being offered, reference is hereby made to the Registration Statement and to the exhibits thereto.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS
UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                                       3


                                RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

Reliance upon Key Employees

     The Company's future success depends to a significant degree on the continued service of its key personnel and on its ability to attract, motivate and retain highly qualified employees. In particular, the Company is dependent upon the management services of Jack Brown and Jim Weinberg.
Mr. Brown is the Company's President and has managed the business and marketing operations of the Company since its inception. Mr. Weinberg is the Company's Vice-President and has managed the production and internal operations of the Company since its inception. Both Mr. Brown and Mr. Weinberg have employment agreements with the Company which expire June 30, 1997. Competition for such employees is intense and the process of locating key management and technical personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. Accordingly, the loss of the services of key personnel could have a material adverse effect upon the Company's results of operations. The Company does not maintain any key-man insurance policy on either Mr. Brown or Mr. Weinberg.

Competition

     The business of the Company is highly competitive. All aspects of its business, including price, promptness of service, and product quality are significant competitive factors and the ability of the Company to successfully compete with respect to each factor is material to its profitability. The Company competes with a number of other businesses that have greater financial, technical and human resources such as Allied Video, Bell and Howell and Technicolor. Such companies may develop products or services that may be more effective than the Company's products or services and may be more successful in marketing their products or services than the Company. The Company depends upon its demonstrated ability to provide quality service to its customers in order to be competitive in the market place, although no assurance can be given that the Company will be able to compete successfully. See "Business."

Rapidly Changing Technology

     Technology in video duplicating equipment is advancing at a rapid rate. The Company is aware that research and develpoment is being conducted both to develop new systems and methods of video reproduction and to improve existing ones. The Company's future profitability will depend upon its ability to adjust to such new developments. There can be no assurance that new discoveries will not render the Company's equipment uneconomical or obsolete.

                                       4


Possible Volatility of Stock Price

     The Common Stock of DCT is currently traded on the AMEX. DCT believes that such factors as quarterly variations in DCT's financial results, announcements regarding the operations of DCT and developments affecting DCT or its markets have caused significant fluctuation in the market price of the Common Stock and could continue to do so in the future. In addition, the stock market in general has recently experienced extreme price and volume fluctuations. These fluctuations have often been unrelated to the operating performance of DCT. Broad market fluctuations may adversely affect the market price of the Common Stock. See "Price Range of Common Stock."

Credit Facilities

     As of January 1, 1996, DCT extended the maturity date on its line of credit with its primary lender to March 31, 1996. While DCT expects to refinance its current bank debt with a new lender or extend the maturity date, if necessary, with its current lender beyond March 31, 1996, there can be no assurance that DCT will be able to do so. In the event that DCT cannot change its banking relationship or extend the current maturity date of March 31, 1996 to a future date, DCT would be in default of its credit agreement.

Concentration of Customers

     During the year ended June 30, 1995, two of DCT's largest customers, Madacy Music Group and Atlantic Recording Corporation, accounted for 16.3% and 12% respectively, of its sales. As is customary in the industry, DCT does not have long-term supply contracts with its customers. The loss of any of these customers could have a material adverse effect on DCT. See "Business of DCT -- Customers".

Requirements for Continued Listing on the AMEX; Disclosure Relating to Low-Priced Stocks

     Under the rules for continued listing on the AMEX, a company is required to maintain certain minimum requirements. The AMEX will consider suspending dealings and delisting the Common Stock if, among other things, (i) the number of shares of Common Stock outstanding (exclusive of certain affiliates and concentrated holdings) is less than 200,000, (ii) the number of round lot stockholders of record is less than 300, or (iii) the aggregate market value of the Common Stock is less than $1,000,000. Failure of the Company to meet the maintenance requirements of the AMEX could result in the Common Stock being delisted from the AMEX. The Common Stock would then be traded on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc., which is generally considered to be a less efficient market than the AMEX. The Company has no reason to believe that the Company will be delisted from the AMEX.

                                       5


     In addition, if the Company's securities are delisted, they would be subject to Rule 15c2-6 promulgated under the Exchange Act that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the purchase. Consequently, the rule may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell their securities in the secondary market. The delisting from the AMEX may also cause a decline in share price, loss of news coverage of the Company, and difficulty in obtaining subsequent financing.

     The Commission has also recently adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined in such regulations) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules would require the delivery prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure would also have to be made about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and its presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account together with information on the limited market in penny stocks.

Anti-Takeover Provisions

     The Company's Certificate of Incorporation contains a provision authorizing the issue of "blank check" preferred stock. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Such provisions could impede any merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company. See "Description of Capital Stock."

Lack of Cash Dividends

     At the present time, the Company intends to use any earnings which may be generated to finance the growth of the Company's business. Accordingly, while payment of cash dividends rests within the discretion of the Board of Directors, the Company does not presently intend to pay cash dividends and there can be no assurance such dividends will be paid in the future. See "Dividend Policy."

                                       6


Potential Acquisitions of Business Enterprises

     Although no specific acquisitions are currently contemplated, the Company may achieve growth through acquisitions of existing business enterprises in the future. The Company does not plan to limit such potential acquisitions to any particular industry. Accordingly, there can be no assurance that the Company can integrate such businesses into its operations or that it can operate such businesses on a profitable basis in the future. In addition, there can be no assurance that future acquisition opportunities will become available, that such future acquisitions can be accomplished on favorable terms, or that such acquisitions will result in profitable operations in the future. In addition, many of the Company's acquisitions are structured as stock exchanges. Fluctuations in the Common Stock may have an adverse effect on the Company's ability to make additional acquisitions. See " -- Possible Volatility of Stock Price."

Potential Adverse Effect of Fluctuations in Prices and Supplies of Raw Materials Upon Operations

     DCT is dependent upon outside suppliers for all of its raw material needs and, therefore, is subject to fluctuations in prices of raw materials. In particular, DCT's results of operations are affected significantly by increases in the prices of V-O's (the shell casing storing the video tape) and blank stock tape. DCT buys its raw materials at market-based prices from numerous independent suppliers. Prices of V-0's and blank tape products can be adversely affected by, among other things, the price of polystyrene resins, as polystyrene resins are a major material used in the manufacturing of V-0's. No assurances can be given that prices will not increase significantly in the future.

Shares Eligible for Sale as a Result of this Offering

     Prior to this offering, the 2,671,258 shares of Common Stock covered hereby could only be disposed of in accordance with certain exemptions to the Securities Act, including Rule 144 promulgated thereunder. Rule 144 allows the resale of unregistered securities subject to certain restrictions and conditions. Rule 144 provides, among other things, that persons holding restricted securities for a period of two years may each sell in brokerage transactions every three months an amount equal to 1% of the Company's outstanding shares or the weekly reported volume of trading during the four calendar weeks preceding the filing of a notice of proposed sale, whichever is greater. Upon the effectiveness of this Registration Statement, all 2,671,258 shares of Common Stock will be freely tradeable. No prediction can be made as to the effect, if any, that sales of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                       7


                                THE COMPANY

     Digital Communications Technology Corporation ("DCT" or the "Company")
is a Delaware corporation doing business as MagneTech Corporation.   DCT was
incorporated in the State of Delaware on November 12, 1987. The address of DCT's principal executive office is 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248 and its telephone number is (214) 248-1922.

     DCT  is an integrated video and audio communications company which offers video and audio tape duplication and satellite communications services. DCT duplicates a variety of video and audio cassettes, including full-length
movies, training, music, sales, sports and educational programs.   DCT offers
its reproduction services to industrial companies, advertising agencies, direct selling organizations and educational and religious groups and its customers include Blockbuster Entertainment, Bristol-Myers Squib, Atlantic Recording Corportion, Madacy Music Group and Warner Music Group. DCT's satellite communications system is capable of transmitting live or pre-recorded programming from remote locations to satellites. DCT's satellite communications customers include local, network and cable television operators such as ESPN, ABC/Capital Cities, WFAA News - Dallas, ABC News, HBO and Beligishe Radio.

                              USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered by this Prospectus.

                              DIVIDEND POLICY

     The Company currently intends to retain all earnings to finance the development and expansion of its operations. The Company does not anticipate paying cash dividends on its shares of Common Stock in the foreseeable future. The Company's future dividend policy will be determined by its Board of Directors on the basis of various factors, including but not limited to the Company's results of operations, financial condition, business opportunities and capital requirements. The payment of dividends will also be subject to the requirements of Delaware law, as well as restrictive financial covenants in the Company's existing and future credit agreements.

                                       8


        MARKET FOR DCT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The Common Stock of DCT was quoted on the Nasdaq Stock Market until
May 23, 1994 under the symbol "TAPE." The following table sets forth the range of representative high and low closing bid prices for the Common Stock for the periods indicated. Quotations represent inter-dealer prices, do not include retail markups, markdowns or commissions and may not represent actual transactions.

                                               High          Low
Fourth Quarter (until May 23, 1994)           $6.00        $4.00

     The Common Stock of DCT has been listed on the AMEX since May 23, 1994 under the symbol "DCT." The following table sets forth the high and low sales prices of the Common Stock on the AMEX for the periods indicated.

                              High                Low
     Fiscal 1994
     Fourth Quarter           $4.50               $3.12
     (from May 23, 1994)

     Fiscal 1995
     First Quarter            $3.94               $2.19
     Second Quarter            3.94                2.19
     Third Quarter             2.75                1.75
     Fourth Quarter            2.25                1.25

     Fiscal 1996
     First Quarter            $1.87               $1.31
     Second Quarter           $1.51               $1.00

     On January 12, 1996, the closing price of the Common Stock was $1.31 per share. On January 12, 1996, there were 580 stockholders of record of the Common Stock.

     DCT currently intends to retain all earnings, if any, to finance the development and expansion of its operations. DCT does not anticipate paying cash dividends on its shares of Common Stock in the foreseeable future. DCT's future dividend policy will be determined by its Board of Directors on the basis of various factors, including but not limited to DCT's results of operations, financial condition, business opportunities and capital requirements. The payment of dividends will also be subject to the requirements of Delaware law, as well as restrictive financial covenants in DCT's existing and future credit agreements.

                                       9

Management's Discussion and Analysis of Financial Condition and Results of Operation of DCT

Years Ended June 30, 1995 and 1994

Overview

     DCT experienced a decline in operating income from approximately $1,484,000 to $811,000 for the years ended June 30, 1994 and 1995, respectively. Increased operating costs, primarily in general and administrative expenses, combined with increased cost of goods sold caused the lower operating results. These increased operating costs, along with increased interest expense and costs associated with the effects of closing of DCT's Tapes Unlimited, Inc. ("TU") subsidiary contributed to the net loss for the year ended June 30, 1995.

     During June 1995, DCT's management decided to discontinue the operations of TU. Management believed that the cost of maintaining the TU subsidiary outweighed the benefits provided to DCT. The effect on net (loss) income of the operations of TU is segregated on the face of the income statement as discontinued operations, and totaled approximately ($765,000) and ($81,000), net of income taxes, for the years ended June 30, 1995 and 1994, respectively.

Liquidity

     DCT used approximately $109,000 in cash from operating activities for the year ended June 30, 1995 as compared to approximately $425,000 in cash provided by operating activities for the year ended June 30, 1994. The change in DCT's operating cash position is primarily due to the net loss of approximately $282,000 incurred during the year ended June 30, 1995 as compared to the net income generated in the year ended June 30, 1994 of approximately $699,000. Other significant items that affected cash from operating activities for the year ended June 30, 1995 were increases in inventory, accounts receivable and prepaid expenses.

     Overall inventory levels increased approximately 26% from June 30, 1994 to June 30, 1995 in order to support the increased sales levels experienced during the year ended June 30, 1995. The largest increases occurred in the work-in-process and raw material components of inventory which increased approximately $400,000 and $315,000, respectively during the year ended June 30, 1995. Toward the end of the fiscal year, DCT began pre-loading blank tapes in anticipation of peak season demand in the fall. This activity led to the increased inventory levels noted above.

     Despite the increased inventory levels, the higher inventory amounts were consistent with the sales levels experienced during the year ended June 30, 1995. This is evident from the consistent inventory turnover experienced during the years ended June 30, 1994 and 1995, which actually improved slightly during these periods from 4.9 times for the year ended June 30, 1994 to 5.2 times for the year ended June 30, 1995.

                                      10


     Inventory levels, particularly in the work-in-process and finished goods categories, will fluctuate somewhat depending on the size and number of video tape duplicating orders processed at any given time. Typically DCT does no t stock significant quantities of finished products, shipping orders immediately upon completion. Management will continue to focus on ensuring that the least amount of operating cash is invested in inventory by ensuring that shipments are made immediately upon project completion and by minimizing the amount of raw materials purchased.

     Accounts receivable increased approximately $891,000 for the year ended June 30, 1995 as compared to approximately $1,880,000 for the year ended June 30, 1994. Although still contributing to the overall net negative operating cash flow position, the size of the increase in accounts receivable was improved in the current year ended June 30, 1995 despite the increase in sales for the same period.

     DCT's accounts receivable collection period (measuring how quickly, on average, DCT collects its accounts receivable) increased from approximately 67 days at June 30, 1994 to approximately 74 days at June 30, 1995. DCT continues to receive competitive pressures from its customers to grant longer payment terms due to the changing customer base (discussed more fully in the "Results of Operations" section). Therefore, in response to specific accounts that had deteriorated and overall increased sales, DCT increased its allowance for doubtful accounts from approximately $320,000 to $1,065,000 as of June 30, 1994 and 1995, respectively.

     Prepaid expenses and other current assets increased approximately $314,000 for the year ended June 30, 1995 as compared to an increase of approximately $229,000 for the year ended June 30, 1994. The increase is primarily related to income tax receivables based on anticipated refunds due to DCT's net losses in the current year.

     Included in the net loss for the year ended June 30, 1995 were several non-cash losses which partially offset some of the uses of cash from operating activities noted above. Approximately $531,000 was related to the write-off of goodwill recorded from the acquisition of DCT's TU subsidiary which was discontinued in June 1995. In addition, a net loss of approximately $106,000 was realized on the sale of equipment that was no longer needed.

     Approximately $2,005,000 was used in investing activities for the year ended June 30, 1995 as compared to approximately $2,588,000 for the year ended June 30, 1994. A large portion of cash used in investing activities for the year ended June 30, 1995, other than capital expenditures which is discussed in the "Capital Resources" section, was an increase in investments in DCT's marketable securities portfolio and an additional investment of approximately $350,000 in the stock of DCT's former majority owner, S.O.I. Industries, Inc. A net use of approximately $99,000 was related to these marketable securities investment activities during the year ended June 30, 1995. Additionally, cash was temporarily advanced to S.O.I. Industries, Inc. and an affiliate of DCT which is expected to be repaid.

     DCT utilized its line of credit to provide approximately $1,504,000 for working capital needs during the year ended June 30, 1995. In addition, approximately $269,000 in cash was generated from issuances of common stock in connection with bonuses and other employee compensation. Management intends to selectively utilize its line of credit to fund capital expenditures and inventory purchases when needed, and expects to reduce the amount outstanding on the line of credit as collections on sales are received.
                                      11


     As of June 30, 1995, DCT failed to meet a cash flow coverage ratio as required by certain of DCT's loan agreements. Therefore, all amounts due under these agreements have been classified as current liabilities on the balance sheet. There can be no assurance that DCT will be able to comply with this debt covenant in the future, however management will attempt to comply or renegotiate the covenant with DCT's lender.

     During the year ended June 30, 1995, DCT's cash needs were met primarily through operations, with additional short-term borrowing on DCT's credit line. Long-term liquidity needs are anticipated to be met through sales growth and separate financing arrangements. Management anticipates that it will continue to meet most obligations as they come due, and no vendor/supplier problems are expected.

Capital Resources

     DCT invested approximately $1,227,000 in equipment and leasehold improvements for the year ended June 30, 1995. This was lower than amounts invested during the year ended June 30, 1994 due to significant equipment purchases for DCT's high-speed duplicating facility in Indianapolis, Indiana in the prior fiscal year. The necessary equipment to initially position DCT to expand sales to the retail-sell-through market (see "Results of Operations" below) has now been acquired. However, DCT plans to continue to expand current operating facilities at the Indianapolis plant to fully meet the high volume demands of the retail-sell-through market.

     Expenditures in the year ended June 30, 1995 consisted primarily of the following: a satellite uplink unit for DCT's satellite broadcast operations and machinery and equipment for general overall upgrades and replacements at all of DCT's facilities. These expenditures were financed through operations.

Results of Operations

     Overall growth in DCT's target markets led to continued sales growth in the current year. Net sales increased approximately 16% from $18,005,000 to $20,894,000 for the years ended June 30, 1994 and 1995, respectively. Significant sales increases, experienced primarily in DCT's first and second fiscal quarters, led to this sales growth as orders were filled to meet the holiday buying season demands. As in the prior fiscal year, management's focus on the "retail-sell-through market" resulted in this sales surge. This market centers on sales of pre-recorded video tapes which are sold at the retail level. The video tapes sold to this market are typically recorded on a narrower band width (i.e. extended play mode) in order to record more programming on less video tape at a lower cost. DCT's customer base has become increasingly dominated by the companies which distribute these pre-recorded videos to the retail-sell-through market, and management has positioned DCT to capitalize on this portion of the video industry.

     Operating profit did not keep pace with the increased sales, declining from approximately $1,484,000 (8.2% of net sales) to $811,000 (3.9% of net sales) for the years ended June 30, 1994 and 1995, respectively. The decline in operating profit is due to increases in cost of goods sold and general and administrative expenses.

                                      12


     Cost of goods sold as a percentage of sales increased to 77% for the year ended June 30, 1995 as compared to 75% for the year ended June 30, 1994. The increased cost of goods sold is directly attributable to increased material costs, specifically the cost of the plastic video cassette shells, which have been increasing in cost faster than DCT's ability to pass the increases to its customers. Management will continue its efforts to pass on the material cost increases to DCT's customers and will continue its focus on cost containment, especially in labor costs, to ensure more efficiency is obtained and thereby reducing current cost levels even though sales volume increases. Management is also exploring alternative sources for its raw materials to reduce material costs.

     As a percentage of net sales, general and administrative expenses increased from approximately 7% to 9% for the year ended June 30, 1994 and 1995, respectively. This increase was due to a larger provision for doubtful accounts and increased public relations expenses. In addition, increased legal and professional expenses were incurred in connection with a lawsuit filed against two former employees which was settled prior to June 30, 1995.

PAGE

     Despite the increase in net sales, selling expenses increased only slightly for the year ended June 30, 1995. As a percentage of net sales, selling costs approximated 4.9% and 4.3% for the years ended June 30, 1995 and 1994, respectively. The increase was due to an increase in commissions paid.

     Interest expense increased from approximately $352,000 to $700,000 for the years ended June 30, 1994 and 1995, respectively. This increase was due primarily to increased borrowings on DCT's line of credit and increased long-term borrowing over the levels of the prior year. In addition, increased interest expense was due to an increase in the bank's prime interest rate which directly affects DCT's borrowing rates. This additional debt, as compared with the prior year, was incurred in connection with expansion of operations, primarily at DCT's high-speed duplicating facility in Indianapolis, Indiana and for funds borrowed for maintenance of DCT's investment portfolio.

     DCT realized income from securities transactions of approximately $513,000 for the year ended June 30, 1995 as compared to approximately $259,000 for the year ended June 30, 1994. The gains were from investment transactions associated with DCT's marketable securities portfolio. DCT invests funds in quality equity securities through high quality brokers and, by policy, limits the amount of exposure in any one equity investment. Such investments are continually monitored to reduce the risk of any adverse stock market volatility. Cash not invested in securities is placed on account with high quality brokerage firms, which is swept daily into a federally insured money market account, or placed on account with a federally insured national bank.

     In the quarter ended December 31, 1993, after evaluating the historical contribution of DCT's Video Plus, Inc. subsidiary and considering the expected future contribution of this subsidiary, management decided to sell Video Plus, Inc. The operations of Video Plus, Inc. have been removed from the operating section of the consolidated statement of income for the year ended June 30, 1994, and the income from operations of Video Plus, Inc. have been segregated under discontinued operations. The net effect of the operation of Video Plus, Inc. for the year ended June 30, 1994 was a reduction to net income of approximately $94,000.

                                      13


Other Items

     The costs of DCT's products are subject to inflationary pressures and commodity price fluctuations. Inflationary pressures have been relatively modest over the past five years and DCT has generally been able to mitigate the effects of inflation and commodity price fluctuations through sales price increases and cost savings in other areas.

     DCT's sales levels generally follow the retail-sell-through markets, which typically peak in the fall and early winter months as retail demand and holiday orders are met. DCT has mitigated this seasonality by increasing sales efforts to lower volume, but higher margin customers such as corporate training video duplication and the video rental market. In addition, management plans to increase market penetration in the Canadian and other foreign markets where the seasonal base is different from that of the domestic market. Finally, management intends to focus its marketing efforts toward the amusement related industry (i.e. providing video tape duplication services for video game manufacturers) as well as to the mass marketing advertising industry to help mitigate the seasonality of the retail-sell-through markets. Even by utilizing these techniques, sales levels are still lower in the summer months.

                                      14

Quarters ended December 31, 1995 and 1994

     DCT continued to experience sales growth for both the quarter and six month periods ended December 31, 1995. However, DCT continued to experience a decline in operating profit and net income, both in real terms and as a percentage of net sales. Increased raw material costs as well as increased general and administrative costs were primarily responsible for the declining operating profits. Increased interest expense and lower realized gains from the marketable securities portfolio, coupled with the lower operating profits, resulted in the lower net income.

Liquidity

     DCT used approximately $570,000 in cash from operating activities for the six months ended December 31, 1995 as compared to approximately $785,000 in cash used in operating activities for the six months ended December 31, 1994. An overall net use of cash in operating activities for the six month period ended December 31, 1995 is consistent with prior years. During this period DCT typically experiences its highest sales volume, but cash collections on many of the sales follows in the subsequent quarter. This situation is evident in the period ended December 31, 1995, as accounts receivable increased approximately $1,219,000 from the June 30, 1995 balance. In addition, DCT's inventory increased approximately $147,000 during the same period. The increase was due to significant purchases of raw materials at the end of the second quarter which were acquired for a lower per unit cost than had been available in prior months. The raw material purchases, specifically of video tape cassette shells and video tape "pancakes," were purchased based on anticipated orders for the next several months, and were purchased to mitigate the steadily increasing material costs that have been eroding operating profits.

     DCT's accounts receivable collection period (measuring how quickly, on average, DCT collects its accounts receivable) increased from approximately 74 days at June 30, 1995 to approximately 77 days at December 31, 1995. While the 77 days is a marked improvement from the 85 days for the first quarter ended September 30, 1995, it still demonstrates the effect of competitive pressures from DCT's customers to grant longer payment terms.

     As discussed above, inventory levels increased approximately 4% from June 30, 1995 to December 31, 1995. The finished goods and work in process components of inventory declined slightly from the June 30, 1995 levels, while raw materials increased. The raw materials inventory component is expected to decline as in-stock raw materials are utilized to meet production requirements in subsequent months. Inventory levels, particularly in the work-in-process and finished goods categories, will fluctuate somewhat depending on the size and number of video tape duplicating orders processed at any given time. Typically, DCT does not stock significant quantities of finished products, shipping orders immediately upon completion.

                                      15


     Approximately $684,000 in cash was provided by investing activities for the six months ended December 31, 1995 as compared to approximately $1,368,000 in cash used in investing activities for the corresponding period of the prior year. The primary sources for the funds were an approximate $149,000 decrease in loans receivable from affiliated companies and an approximate $1,014,000 decrease in funds invested in DCT's marketable securities portfolio. When not invested in marketable securities, the majority of these funds are invested in federally-insured money market funds, and are classified as cash equivalents.

     DCT utilized its line of credit to provide approximately $360,000 for working capital needs during the six months ended December 31, 1995 and repaid approximately $357,000 in long-term debt. Management intends to selectively utilize its line of credit to fund capital expenditures and inventory purchases when needed, and expects to reduce the amount outstanding on the line of credit as collections on sales are received.

     As of June 30, 1995, DCT failed to meet a cash flow coverage ratio as required by certain of DCT's loan agreements. Therefore, all amounts due under these agreements have been classified as current liabilities on the balance sheet. There can be no assurance that DCT will be able to comply with this debt covenant in the future, however management will attempt to comply or renegotiate the covenant with DCT's lender.

     During the year ended June 30, 1995, DCT's cash needs were met primarily through operations, with additional short-term borrowing on DCT's credit line. Long-term liquidity needs are anticipated to be met through sales growth and separate financing arrangements. Management anticipates that it will continue to meet most obligations as they come due, and no vendor/supplier problems are expected.

Capital Resources

     DCT invested approximately $457,000 in equipment and leasehold improvements for the six months ended December 31, 1995. This amount was consistent with capital expenditures during the corresponding period of the prior year. The expenditures related primarily to a high-speed video duplicating system which was acquired for DCT's Fort Lauderdale facility during the first quarter ended September 30, 1995. DCT plans to continue to expand current operating facilities at the Indianapolis plant to fully meet the high volume demands of the retail-sell-through market. DCT intends to finance these expenditures through operations.

Results of Operations

     Overall growth in DCT's target markets continued the sales growth experienced during the first quarter ended September 30, 1995 and during the year ended June 30, 1995. Net sales increased approximately 2% from $7,728,000 to $7,896,000 for the three months ended December 31, 1994 and 1995, respectively. Net sales also increased for the six month period ended December 31, 1995 to approximately $13,282,000 from approximately $12,004,000 for the six month period ended December 31, 1994, an 11% increase. Significant sales increases were experienced as orders were filled to meet the holiday buying season demands. As in the prior fiscal year, management's focus on the "retail-sell-through market" resulted in this sales hike. This market centers on sales of pre-recorded video tapes which are sold at the retail level. The video tapes sold to this market are typically recorded on a narrower band width (i.e. extended play mode) in order to record more programming on less video tape at a lower cost. DCT's customer base has become increasingly dominated by the companies which distribute these pre-recorded videos to the retail sell-through market, and management has positioned DCT to capitalize on this portion of the video industry.

                                      16


     Operating profit did not keep pace with the increased sales, declining from approximately $689,000 (8.9% of net sales) to $514,000 (6.5% of net sales) for the three months ended December 31, 1994 and 1995, respectively.
A similar decline was experienced for the six months ended December 31, 1995. Operating profit for this period declined from approximately $1,096,000 (9.1% of net sales) to $805,000 (6.1% of net sales). The decline in operating profits are due to increases in cost of goods sold and general and operating expenses.

     Cost of goods sold, as a percentage of sales, increased to 83% for the six months ended December 31, 1995 as compared to 82% for the six months ended December 31, 1994. The increased cost of goods sold is directly attributable to increased material costs, specifically the cost of the plastic video cassette shells and video tape, which have been increasing in cost faster than DCT's ability to pass the increases to its customers. Management will continue its efforts to pass on the material cost increases to DCT's customers and will continue its focus on cost containment, especially in labor costs, to ensure more efficiency is obtained and thereby reducing current cost levels even though sales volume increases. Management is also exploring alternative sources for its raw materials to reduce material costs and was successful in purchasing lower cost materials at the end of the current quarter.

     An overall increase in general and administrative expenses also contributed to the lower operating profit. As a percentage of net sales, these costs increased from 5.3% to 6.4% for the six month periods ended December 31, 1994 and 1995, respectively. Increases in professional fees over prior year levels and an increase in the allowance for doubtful accounts primarily contributed to this increase.

     Interest expense increased from approximately $300,000 to $380,000 for the six months ended December 31, 1994 and 1995, respectively and from approximately $166,000 to $204,000 for the three months ended December 31, 1994 and 1995, respectively. These increases were due primarily to increased borrowings on DCT's line of credit and increased long-term borrowing over the levels of the prior year as well as margin interest paid in connection with DCT's marketable securities portfolio. In addition, increased interest expense was due to an increase in the bank's prime interest rate, which directly affects DCT's borrowing rates.

     DCT realized income from securities transactions of approximately $72,000 for the six months ended December 31, 1995 as compared to approximately $611,000 for the corresponding period of the prior year. The gains were from investment transactions associated with DCT's marketable securities portfolio. DCT invests funds in quality equity securities through high quality brokers and, by policy, limits the amount of exposure in any one equity investment. Such investments are continually monitored to reduce the risk of any adverse stock market volatility. Cash not invested in securities is placed on account with high quality brokerage firms, which is swept daily into a federally insured money market account, or placed on account with a federally insured national bank.

     The effect on net income (loss) of the operations of TU is segregated on the face of the income statement as discontinued operations, and totaled approximately $95,000 and ($86,000), net of income taxes, for the six months ended December 31, 1995 and 1994, respectively. Although all operations at TU have ceased, certain collection efforts are still conducted by DCT on behalf of TU. These efforts, along with debt forgiveness resulting from settlements with TU creditors, resulted in recoveries which is reflected in the income from discontinued operations for the six months ended December 31, 1995.

                                      17


                               BUSINESS OF DCT

General

     Digital Communications Technology Corporation (the "Company") is a Delaware corporation doing business as MagneTech Corporation whose common stock is traded on the American Stock Exchange (the "AMEX").

     DCT was incorporated in the State of Delaware on November 12, 1987. The address of DCT's principal executive office is 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248 and its telephone number is (214) 248-1922.

Products

     DCT is an integrated video and audio communications company which offers video and audio tape duplication and satellite communications services. DCT duplicates a variety of video and audio cassettes, including full-length
movies, training, music, sales, sports and educational programs.   DCT offers
its reproduction services to industrial companies, advertising agencies, direct selling organizations and educational and religious groups and its customers include Blockbuster Entertainment, Bristol-Myers Squib, Atlantic Recording Corportion, Madacy Music Group and Warner Music Group. DCT's satellite communications system is capable of transmitting live or pre-recorded programming from remote locations to satellites. DCT's satellite communications customers include local, network and cable television operators such as ESPN, ABC/Capital Cities, WFAA News - Dallas, ABC News, HBO and Beligishe Radio.

Customers

     During the year ended June 30, 1994, one customer, Polygram, accounted for approximately 21% of DCT's sales. During the year ended June 30, 1995, two of DCT's largest customers, Madacy Music Group and Atlantic Recording Corporation, accounted for 16.3% and 12% respectively, of its sales.

Raw Materials and Manufacturing

      DCT purchases blank audio and video cassettes for its reproduction business from several distributors at market prices in the United States and the Pacific Rim. The cassettes are readily available on the open market. The majority of DCT's video duplication equipment is manufactured by several major manufacturers in Japan and purchased from domestic distributors.

     The equipment utilized in DCT's satellite broadcasting business includes two KU band broadcasting trucks, cameras, generators, telephonic equipment and dual transmitters. DCT purchases its materials and equipment from several major manufacturers and believes that the loss of any of its suppliers or manufacturers would not have a material adverse effect on DCT's business, financial condition and results of operations.

                                      18

Properties

     DCT duplicates video and audio tapes at two facilities, one located in Ft. Lauderdale, Florida and one located in Indianapolis, Indiana. The Ft. Lauderdale facility, which is made up of two adjacent buildings and covers a total of approximately 24,000 square feet, is a real-time duplication facility with the capacity to duplicate an average of approximately 9,000 videos per day. The Indianapolis facility, which covers approximately 66,000 square feet, is a fully automated, state of the art high-speed duplication facility with the capacity to duplicate 80,000 videos per day.

Competition

     DCT's industry is highly competitive. There are other commercial video duplicating and satellite broadcasting companies which compete with DCT and have greater financial resources and sales volume than DCT. DCT depends upon its ability to provide quality services at competitive prices to its customers in order to be competitive.

Employees

     As of December 31, 1995, DCT had a total of approximately 207 employees, all of whom are full-time employees. None of the employees are represented by a labor union. DCT believes that it has good relations with its employees.

                          DESCRIPTION OF PROPERTY

     Set forth below is certain information with respect to DCT's principal properties. DCT believes that all of these properties are adequately insured, in good condition and suitable for the uses described below.


                                 Approximate Size   Owned/          Lease
Location         Primary Use      (Square Feet)     Leased     Expiration Date
--------         -----------     ----------------   ------     ---------------
Ft.Lauderdale,   Duplication         12,000         Leased      August 1996
Florida          Office

Ft.Lauderdale,   Warehouse           12,000         Owned <F1>
Florida

Indianapolis,    Duplication         66,000         Leased       June 1999
Indiana

<F1> DCT purchased this facility on March 31, 1992 for a purchase price of
     $398,000.

                                      19

       DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     Name                     Age       Position
     ----                     ---       --------
     Jack D. Brown, Jr.        38       President
     Kevin B. Halter           59       Chief Executive Officer and
                                        Chairman of the Board
     Jim N. Weinberg           39       Executive Vice President
     Douglas L. Miller         30       Vice President, Chief
                                        Financial Officer
     Kevin B. Halter, Jr.      34       Vice President, Secretary
                                        and Director
     Gary C. Evans             38       Director
     James Smith               58       Director

     Set forth below is a description of the backgrounds of the executive officers and directors of DCT.

     Jack D. Brown, Jr. has served as President of DCT since its inception in 1987. Mr. Brown also served as a member of the Board from its inception to December 1995. From 1981 to 1987, he was employed as Creative Director for Slides and Video Services, Inc., a production and duplication film company.

     Kevin B. Halter has served as Chief Executive Officer and Chairman of the Board of DCT since January 1994 and as President, Chief Executive Officer and Chairman of the Board of S.O.I. Industries, Inc. ("SOI"), an American Stock Exchange listed company, since June 28, 1994. Mr. Halter also served as Vice Chairman of the Board of SOI from January 1994 to June 28, 1994. Mr. Halter also serves as Chairman of the Board of Directors of American Quality Manufacturing Corporation, a subsidiary of SOI ("AQM"). In addition, Mr. Halter has served as Chairman of the Board and Chief Executive Officer of Halter Capital Corporation ("HCC"), a privately-held investment and consulting company, since 1987. From 1987 until October 1992, Mr. Halter was a director and officer of Halter Venture Corporation, a publicly-held company based in Dallas, Texas. Mr. Halter is the father of Kevin B. Halter, Jr.

     Jim N. Weinberg has served as Executive Vice President of DCT since its incorporation in 1987. Mr. Weinberg also served as a member of the Board from its inception to December 1995. From 1978 to 1987, he was the owner of Television Production Services, Inc., a video production company specializing in national television commercials and sporting events.

     Douglas L. Miller has served as the Vice President and Chief Finacial Officer of the Company since January of 1996. Mr. Miller was the Chief Financial Officer of Independent National Distributors, Inc., a national distributor of independent music, from June 1991 to January of 1996. Prior to his work at Independent National Distributors, Inc., Mr. Miller was a senior accountant with KPMG Peat Marwick in Dallas, Texas from July 1988 to May of 1991. Mr. Miller received his degree in Business Administration from Baylor University in May of 1988 and is a CPA.

                                      20


     Kevin B. Halter, Jr. has served as Vice President, Secretary and director of DCT since January 1994. Mr. Halter has also served as Secretary, Treasurer and director of SOI and AQM since February 1994. He is also the President of Securities Transfer Corporation, a registered stock transfer company, a position he has held since 1987. Mr. Halter is also Vice President and Secretary of HCC. Mr. Halter also served as a director and officer of Ceetac Corporation, a publicly-held company, from the Spring of 1991 until September 1991. Mr. Halter is the son of Kevin B. Halter.

     Gary C. Evans currently serves as a director of DCT. Mr. Evans has served as President and Chief Executive Officer of Magnum Petroleum, Inc., an American Stock Exchange listed company, since July of 1995. Mr. Evans has served as Chairman of the Board, President and Chief Executive Officer of Hunter Resources, Inc. (formerly Intramerican Corporation) since September 1992, prior to it being acquired by Magnum Petroleum, Inc. Mr. Evans also served as President, Chief Operating Officer and director of Hunter Resources, Inc. from December 1990 to September 1992. He was President and Chief Executive Officer of Sunbelt Energy, Inc. (the predecessor to Hunter Resources, Inc.) and its subsidiaries from 1985 to December 1990. Mr. Evans is President and Chief Executive Officer of Gruy Petroleum Management Co., Magnum Hunter Production, Inc. and Hunter Gas Gathering, Inc., wholly-owned subsidiaries of Magnum Petroleum, Inc. Mr. Evans was Vice President and Manager of the Southwestern region of the Energy division of Mercantile Bank of Canada for four years prior to forming Sunbelt Energy, Inc.

     James Smith has served as a director of DCT since March 1995. Mr. Smith has served as President of Pension Analysis Bureau, Inc., a consulting firm specializing in the administration of company retirement and profit sharing plans, since 1993. Mr. Smith also served as Vice President of Pension Analysis Bureau, Inc. from 1988 to 1992.

     All directors of DCT hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Executive officers are elected by DCT's Board of Directors to hold office until their respective successors are elected and qualified. DCT's Bylaws provide that directors may be paid their expenses, if any, and may be paid a fixed sum for attendance of each Board of Directors meeting.

                                      21


Committees of the Board of Directors

     The Board of Directors has two committees, an Audit Committee and a Compensation Committee, each composed of at least two independent directors. The Audit Committee, composed of Kevin B. Halter, Gary C. Evans and James Smith, recommends the annual appointment of DCT's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments and related fees, accounting principles used by DCT in financial reporting, internal auditing procedures and the adequacy of DCT's internal control procedures. The Compensation Committee, composed of Kevin B. Halter, Gary C. Evans and James Smith, will administer DCT's 1988 Employee Stock Option Plan and make recommendations to the Board of Directors regarding compensation for DCT's executive officers.

EXECUTIVE COMPENSATION

     The following table sets forth the cash and non-cash compensation paid by DCT to its President for the fiscal year ended June 30, 1995, 1994 and 1993. None of DCT's other executive officers and directors received cash or non-cash compensation in excess of $100,000 for the fiscal year ended June 30, 1995.

                                                                        Long Term Compensation
                                                                  Awards                    Payouts
                            Annual Compensation
(a)                 (b)     (c)       (d)     (e)         (f)          (g)         (h)          (i)
Name                                         Other
and                                          Annual    Restricted
Principal                                    Compen-     Stock       Options/      LTIP       All Other
Position            Year   Salary    Bonus   sation      Awards      SARs(#)      Payouts   Compensation
_________________________________________________________________________________________________________
Jack D. Brown, Jr.  1995  $85,000      -        -          -            -            -            -
President           1994  $64,667   $50,000  $15,217       -            -            -            -
                    1993  $60,008   $52,940     -          -            -            -            -

                                      22

      In 1990 and 1993, DCT granted Mr. Brown options to purchase up to 50,000 and 50,000 shares of Common Stock, respectively. The stock options are presently fully vested. The 1990 stock options were exercised at an exercise price of $1.50 per share. Based on the last reported sales price of the Common Stock on September 29, 1995, the aggregate dollar value of the remaining option is $25,000.


                                                                                    Value of
                                                              Number of           unexercised
                                                             unexercised          in-the-money
                                                           options/SARS at       options/SARS at
                                                         fiscal year end (#)   fiscal year end (#)
                         Shares acquired    Value           exercisable/          exercisable/
Name                       on exercise     realized         unexercisable         unexercisable
(a)                            (b)           (c)                 (d)                   (e)
Jack D. Brown                50,000        $43,750           50,000/ -0-           $31,250/ -0-

     Outside directors each received compensation for attending Board meetings during the fiscal year ended June 30, 1995 in the amount of $3000. Such compensation was payable in common stock of DCT.

Employment Agreements

     DCT has an employment agreement with Jack D. Brown, Jr. The agreement with Mr. Brown is for a term of 3 years commencing July 1, 1994 and provides for a salary of $85,000 per annum. In addition, Mr. Brown receives the same benefits as other employees of DCT and reimbursement for expenses incurred on behalf of DCT. The employment agreement also contains, among other things, covenants by Mr. Brown that in the event of termination for cause, he will not associate with a business that competes with DCT for a period of one year after cessation of employment. The employment agreement also provides for a bonus arrangement based on the following formula: a bonus not to exceed 3.5% of the net operating profits before taxes and any income/loss arising from investments or extraordinary items.

                                      23


1990 Employee Stock Option Plan

     On January 25, 1990, DCT's Board of Directors adopted the 1990 Employee Stock Option Plan (the "Plan").

     The administration of the Plan rests with the Compensation Committee (the "Committee"). Subject to the express provisions of the Plan and the Board of Directors, the Committee shall have complete authority in its discretion to determine those employees to whom, and the price at which options shall be granted, the option periods and the number of shares of Common Stock to be subject to each option. The Committee shall also have the authority in its discretion to prescribe the time or times at which the options may be exercised and limitations upon the exercise of options (including limitations effective upon the death or termination of employment of the optionee), and the restrictions, if any, to be imposed upon the transferability of shares acquired upon exercise of options. In making such determinations, the Committee may take into account the nature of the services rendered by respective employees, their present and potential contributions to the success of DCT or its subsidiaries, and such other factors as the Committee in its discretion shall deem relevant.

     An option may be granted under the Plan only to an employee of DCT or its subsidiaries. The Plan made available for option 500,000 shares of DCT's Common Stock.

     If an optionee ceases to be employed by DCT or any of its subsidiaries, his or her options shall terminate immediately; provided, however, that if an optionee's cessation of employment with DCT and its subsidiaries is due to his death or retirement with the consent of DCT or any of its subsidiaries, the optionee may, at any time within twelve months in the event of death, or three months after such cessation of employment, exercise his options to the extent that he was entitled to exercise them on the date of cessation of employment, but in no event shall any option be exercisable more than five years from the date it was granted.

     The term of each option granted under the Plan will be for such period not exceeding five years as the Committee shall determine. Each option granted under the Plan will be exercisable on such date or dates and during such period and for such number of shares as shall be determined pursuant to the provisions of the option agreement evidencing such option. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to determine the extent, if any, and the conditions under which an option may be exercised in the event of the death of the optionee or in the event the optionee leaves the employ of DCT or has his employment terminated by DCT. The purchase price for shares of Common Stock under each option shall be determined by the Committee at the time of the option's issuance and may be less than the fair market value of such shares on the date on which the options are granted. The agreements evidencing the grant of options may contain other terms and conditions, consistent with the Plan, that the Committee may approve.

                                      24


      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of January 15, 1996 with regard to the beneficial ownership of the Common Stock by (i) each person known to DCT to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) by the officers, directors and key employees of DCT individually and (iii) by the officers and directors as a group.

                               Number of
                                 Shares
                              Beneficially
                                  Owned               Percent
                              ------------            -------
Halter Capital Corporation      1,622,334               27.2%
16910 Dallas Parkway #100
Dallas, Texas 75248

S.O.I. Industries, Inc.         1,048,924               17.6%
16910 Dallas Parkway #100
Dallas, Texas 75248

Jack D. Brown, Jr.                 68,850                  1%

Jim N. Weinberg                    65,503                  1%

All directors and                 134,353                2.3%
officers as a group
(6 persons)

                                      25

                      DESCRIPTION OF CAPITAL STOCK

     The Certificate of Incorporation, as amended (the "Certificate of Incorporation") of DCT authorizes the issuance of 25,000,000 shares of Common Stock, par value $.0002 per share. Holders of Common Stock are entitled to one vote for each share on each matter submitted to a vote of stockholders. All outstanding shares of Common Stock of record are fully paid, validly issued and nonassessable and the holders of Common Stock have no preemptive rights to subscribe for or to purchase any additional securities issued by the Company. The Certificate of Incorporation does not provide for cumulative voting. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the distribution of assets remaining after payment of debts and expenses. There are no conversion, sinking fund or redemption provisions, or any restrictions on alienability with respect to the Common Stock.

Preferred Stock

     The Company's Certificate of Incorporation authorize 10,000,000 shares of preferred stock, par value $.00001 per share (the "Preferred Stock"). The Certificate of Incorporation also provides that Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue and dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. The Certificate of Incorporation also grants the Board of Directors the power to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

                           SELLING STOCKHOLDERS

     The following table provides certain information with respect to the shares of Common Stock held by each Selling Stockholder.

                               Number of                                    Number of
                               Shares of               Number of         Shares of Common
                              Common Stock          Shares of Common    Stock Beneficially
                           Beneficially Owned       Stock Registered     Owned After the
Name                       Before the Offering         Hereunder             Offering
----                       -------------------      ----------------    ------------------
S.O.I. Industries, Inc.         1,048,924              1,048,924                -0-

Halter Capital Corporation      1,622,334              1,622,334                -0-

                                      25

                           PLAN OF DISTRIBUTION

     Any or all of the shares of Common Stock may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the shares of Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares of Common Stock for whom they may act as agents. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of shares of Common Stock may be deemed to be underwriters, and any profit on the sale of shares of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offering of shares of Common Stock is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the aggregate amount and type of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The Selling Stockholders may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the securities by the Selling Stockholders.

     Pursuant to agreements entered into with the Selling Stockholders at the time the Common Stock was issued, the Company will pay substantially all of the expenses incident to the registration offering and sale of the Common Stock to the public other than commissions and discounts of underwriters, dealers or agents, if any. Such expenses (excluding such commissions and discounts) are estimated to be $9,763.37.

                                      27


               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                  ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Effective January 1994, the Company engaged the accounting firm of Morrison, Brown, Argiz & Company as its independent auditors. The Company's former accounting firm, Wainberg, Zipper, Strauss & Co., P.A., was dissolved and effectively ceased to exist as of January 1994. The Company has had no disagreements with Wainberg, Zipper, Strauss & Co., P.A. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or any reportable items.

     The accounting firm of Morrison, Brown, Argiz & Co., the independent auditors for the Company, was dismissed effective as of December 6, 1994. During the fiscal year ended June 30, 1994 and the interim period subsequent to June 30, 1994, there have been no disagreements with Morrison, Brown, Argiz & Co. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or any reportable events. Morrison, Brown, Argiz & Co.'s report on the financial statements for the fiscal year ended June 30, 1994 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     The Company engaged the accounting firm of Coopers & Lybrand L.L.P. as independent auditors for the Company, effective as of December 6, 1994. During the fiscal years ended June 30, 1993 and 1994 and the interim period subsequent to June 30, 1994, there have been no consultations with Coopers & Lybrand L.L.P. on any matter of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

                                      28


                                  EXPERTS

     The financial statements of the Company as of June 30, 1995, and for the year then ended included herein in this Prospectus and the Registration Statement have been audited by Coopers & Lybrand L.L.P. and have been included herein in reliance upon the report of Coopers & Lybrand L.L.P. and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of the Company as of June 30, 1994 and for the year then ended included herein in this Prospectus and the Registration Statement have been audited by Morrison, Brown, Argiz & Company, and have been included herein in reliance upon the report of Morrison, Brown, Argiz & Company and upon the authority of said firm as experts in accounting and auditing.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 31, 1993, S.O.I. Industries, Inc., a Delaware corporation ("SOI") was the parent corporation of DCT because it owned approximately 50%
of the common stock of the Company.   On January 27, 1994 the Board of
Directors agreed to exchange additional shares of the Company's Common Stock for common stock of SOI. On February 14, 1994 the exchange of shares was made based on the average price of the stock of both companies on January 27, 1994. The 580,538 shares of Common Stock of the Company that were exchanged were worth approximately $4,574,636 and were exchanged for 1,329,836 shares of SOI common stock worth approximately $4,574,636. The reason for the share exchange was that SOI wished to sell certain shares of DCT's Common Stock pursuant to Rule 144 under the Securities Act of 1933, as amended, and still retain the same percentage of ownership in the Company upon such sale.

         DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                        SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in th e successful defense of any action, suit or proceeding) is asserted by suc h director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      29

                       INDEX TO FINANCIAL STATEMENTS

                                                                          Page
Consolidated Financial Statements of Digital Communications Technology
Corporation (Audited)
     Report of Coopers & Lybrand, L.L.P.                                   F-1

     Report of Morrison, Brown, Argiz & Company                            F-2

     Balance Sheets as of June 30, 1995 and 1994                           F-3

     Statements of Operations for the Years Ended                          F-4
     June 30, 1995 and 1994

     Statements of Shareholders' Equity for Years Ended                    F-5
     June 30, 1995 and 1994

     Statements of Cash Flows for the Years Ended                          F-6
     June 30, 1995 and 1994

     Notes to Financial Statements                                         F-8

Interim Financial Statements of Digital Communications Technology
Corporation (Unaudited)

     Balance Sheet as of December 31, 1995                                 F-18

     Statements of Operations for the Six Months and Three                 F-19
     Months Ended December 31, 1995 and 1994

     Statements of Cash Flows for the Six Months Ended                     F-20
     December 31, 1995 and 1994

     Notes to Interim Financial Statements                                 F-21

                                      30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Directors of
Digital Communications Technology Corporation
Fort Lauderdale, Florida:

We have audited the accompanying consolidated balance sheet of Digital Communications Technology Corporation and Subsidiaries as of June 30, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digital Communications Technology Corporation and Subsidiaries as of June 30, 1995, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

We also audited the adjustment to net unrealized holding losses and the adjustment to reduce the investment in S.O.I. Industries, Inc. to book value described in Note 15 which adjustments were applied to restate the June 30, 1994 financial statements. In our opinion, such adjustments are appropriate and have been properly applied to the June 30, 1994 financial statements.


/s/ COOPERS & LYBRAND L.L.P.

Miami, Florida
August 25, 1995





                                       F-1
PAGE

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Shareholders of Digital Communications Technology Corporation and Subsidiaries


We have audited the consolidated statement of income of Digital Communications Technology Corporation and Subsidiaries as of June 30, 1994, and the related consolidated statements of shareholders' equity, and cash flows for the year ended June 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of Digital Communications Technology Corporation and Subsidiaries, changes in their shareholders' equity and their cash flows for the year then ended June 30, 1994, in conformity with generally accepted accounting principles.

As discussed in NOTE 2 to the consolidated financial statements, in 1994 the Company changed its methods of accounting for income taxes and for certain investments in debt and equity securities.

MORRISON, BROWN, ARGIZ & COMPANY
Certified Public Accountants

/s/ Morrison, Brown, Argiz & Company

Miami, Florida
August 8, 1994





                                       F-2
PAGE

                 DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
                              AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEET
                               June 30, 1995

                                           ASSETS                                                   1995
Current assets:
   Cash and cash equivalents                                                                   $    284,837
   Marketable securities                                                                          2,574,626
   Accounts receivable, net of allowance for doubtful accounts of $1,065,300                      3,143,689
   Inventories                                                                                    4,058,293
   Prepaid expenses and other current assets                                                        345,126
                                                                                               ------------

        Total current assets                                                                     10,406,571

   Property, plant and equipment, net                                                             5,239,564
   Other assets                                                                                      31,158
   Loans receivable, related parties                                                                601,736
                                                                                               ------------

                                                                                               $ 16,279,029
                                                                                               ============
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Revolving line of credit                                                                    $  3,840,000
   Current portion of long-term debt                                                              2,735,418
   Accounts payable                                                                               2,165,725
   Accrued liabilities                                                                              418,376
                                                                                               ------------

        Total current liabilities                                                                 9,159,519
                                                                                               ------------
Long-term debt, less current portion                                                                644,144
                                                                                               ------------
Deferred tax liability                                                                                8,392
                                                                                               ------------
Commitments (Notes 8 and 12)

Shareholders' Equity:
   Common stock, 25,000,000 shares of $.0002 par value per share
       authorized; 5,961,188 shares issued, 5,301,809 shares outstanding                              1,192
   Additional paid-in capital                                                                     6,567,062
   Retained earnings                                                                              1,710,867
   Investment in S.O.I. Industries, Inc.                                                         (1,198,158)
   Net unrealized holding loss on securities                                                       (613,989)
                                                                                               ------------
        Total shareholders' equity                                                                6,466,974
                                                                                               ------------

                                                                                               $ 16,279,029
                                                                                               ============

The accompanying notes are an integral part of these financial statements
                                       F-3
PAGE

               DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
                             AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS
               for the years ended June 30, 1995 and 1994

                                                                                      1995              1994
Net sales                                                                         $20,894,025      $ 18,004,917
                                                                                  -----------      ------------
Costs and expenses:
   Cost of goods sold (exclusive of depreciation)                                  16,094,788        13,490,134
   Selling expenses                                                                 1,040,280           776,955
   General and administrative expenses                                              1,793,171         1,275,855
   Depreciation and amortization                                                    1,154,880           977,524
                                                                                  -----------      ------------

        Total costs and expenses                                                   20,083,119        16,520,468
                                                                                  -----------      ------------

        Operating income                                                              810,906         1,484,449

Interest expense                                                                     (700,251)         (352,403)
Realized gain on sales of marketable securities                                       512,971           259,110
Other income                                                                          142,208            36,564
                                                                                  -----------      ------------
        Income from continuing operations before income taxes and
            change in accounting principle                                            765,834         1,427,720
Provision for income taxes                                                            283,167           525,372
                                                                                  -----------      ------------
Income from continuing operations before change in accounting
    principle                                                                         482,667           902,348
Discontinued operations (Note 14):
   Loss from discontinued operations, net of related income taxes                    (321,140)          (14,435)
   Loss on disposal of discontinued operations, net of related income taxes          (443,400)         (162,164)
                                                                                  -----------      ------------
(Loss) income before cumulative effect of change in accounting
    principle                                                                        (281,873)          725,749
Cumulative effect on prior  years of change in method of accounting for
    income taxes                                                                            0            26,285
                                                                                  -----------      ------------

        Net (loss) income                                                         $  (281,873)     $    699,464
                                                                                  ===========      ============

Weighted average shares of common stock outstanding                                 5,264,773         4,890,820
                                                                                  ===========      ============
Net (loss) income  per common share:
   Income from continuing operations                                              $      0.09      $       0.18
   (Loss) income from discontinued operations                                           (0.06)                0
   Loss on disposal of discontinued operations                                          (0.08)            (0.03)
                                                                                  -----------      ------------
   (Loss) income before cumulative effect of accounting change                          (0.05)             0.15
   Cumulative effect of change in method of accounting for income taxes                     0             (0.01)
                                                                                  -----------      ------------
        Net (loss) income per common share                                        $     (0.05)     $       0.14
                                                                                  ===========      ============

The accompanying notes are an integral part of these financial statements
                                       F-4
PAGE

               DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
                              AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                for the years ended June 30, 1995 and 1994


                                            Common Stock            Additional                      Investment       Net Unrealized
                                    ---------------------------       Paid-In        Retained        in S.O.I.        Holding Loss
                                       Shares          Amount         Capital        Earnings     Industries, Inc.   on Securities
                                       ------          ------         -------        --------     ----------------   -------------
Balance, June 30, 1993                 5,042,927   $      1,010    $ 6,916,360    $  1,615,905    $ (2,062,500)     $          0
Exchange of shares with
    S.O.I. Industries, Inc.              580,538            116      4,574,520               0      (4,574,636)                0
Shares issued                            167,092             32        273,166               0               0                 0
Net depreciation of securities                 0              0              0               0               0          (327,929)
Net income                                     0              0              0         699,464               0                 0
                                    ------------   ------------    -----------    ------------    ------------      ------------
Balance, June 30, 1994, as
    previously reported                5,790,557          1,158     11,764,046       2,315,369      (6,637,136)         (327,929)
Adjustment (Note 15)                           0              0              0               0               0          (189,309)
Adjustment to reduce
    investment in S.O.I.
    Industries, Inc. to book
    value (Note 15)                            0              0     (5,466,349)              0       5,466,349                 0
                                    ------------   ------------    -----------    ------------    ------------      ------------
 Balance, June 30, 1994,
    as restated                        5,790,557          1,158      6,297,697       2,315,369      (1,170,787)         (517,238)
Purchase of S.O.I. Industries,
    Inc. shares                                0              0              0               0         (27,371)                0
Excess over book value of
    amounts paid for shares of
    S.O.I. Industries, Inc.                    0              0              0        (322,629)              0                 0
Exercise of options                      142,705             28        179,377               0               0                 0
Shares issued                             27,926              6         89,988               0               0                 0
Net depreciation of securities                 0              0              0               0               0           (96,751)
Net loss                                       0              0              0        (281,873)              0                 0
                                    ------------   ------------    -----------    ------------    ------------      ------------
Balance, June 30, 1995              $  5,961,188   $      1,192    $ 6,567,062    $  1,710,867    $ (1,198,158)     $   (613,989)
                                    ============   ============    ===========    ============    ============      ============

The accompanying notes are an integral part of these financial statements

                                       F-5
PAGE

                 DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
                              AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                for the years ended June 30, 1995 and 1994

                                                                                      1995              1994
Cash flows from operating activities:
   Net (loss) income                                                             $   (281,873)     $    699,464
                                                                                 ------------      ------------
   Adjustments to reconcile net income to net cash
       (used for) provided by operating activities:
     Depreciation and amortization (including $74,068 in 1995 and
           $35,162 in 1994 from discontinued operations                             1,228,948         1,012,686
     Gain on sale of marketable securities                                           (512,971)         (259,110)
     Cumulative effect of change in accounting principle                                    0            26,285
     Loss on sale of property, plant and equipment                                    106,272                 0
     Provision for bad debts                                                          745,776           372,645
     Reserve for inventory obsolescence                                                     0           127,283
     Loss on disposal of subsidiary                                                   530,637           162,164
     Deferred tax benefit                                                             (87,282)                0
     Increase in accounts receivable                                                 (890,666)       (1,879,511)
     Increase in inventories                                                         (842,355)         (557,952)
     Increase in prepaid expenses and other assets                                   (313,772)         (229,172)
     Increase in other assets                                                         (13,798)                0
     Increase in accounts payable                                                     404,154           724,836
     (Decrease) increase in accrued liabilities                                       (12,904)          157,233
     (Decrease) increase in income taxes payable                                     (169,077)           68,152
                                                                                 ------------      ------------
       Net cash (used for) provided by
           operating activities                                                      (108,911)          425,003
                                                                                 ------------      ------------
Cash flows from investing activities:
   Net assets of discontinued subsidiary                                                    0         2,809,995
   Change in marketable securities                                                    (99,343)       (2,317,191)
   Acquisition of property, plant and equipment                                    (1,226,568)       (2,317,131)
   Proceeds from sales of property, plant and equipment                                24,000                 0
   Net advances to affiliates                                                        (352,736)         (606,900)
   Purchase of Parent Company shares                                                 (350,000)                0
   Acquisition of subsidiary                                                                0          (500,000)
   Proceeds from sale of subsidiary                                                         0           342,917
                                                                                 ------------      ------------

       Net cash used for investing activities                                      (2,004,647)       (2,588,310)
                                                                                 ------------      ------------

The accompanying notes are an integral part of these financial statements

                                       F-6
PAGE

                DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
                              AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                 for the years ended June 30, 1995 and 1994


                                                                                      1995              1994
Cash flows from financing activities:
   Borrowings from bank                                                          $    838,932      $ 3,225,023
   Payments to bank                                                                  (625,790)        (801,303)
   Proceeds from revolving lines of credit, net                                     1,290,433                0
   Proceeds from issuance of common stock                                             269,399           53,198
                                                                                 ------------      -----------

        Net cash provided by financing activities                                   1,772,974        2,476,918
                                                                                 ------------      -----------

Net (decrease) increase in cash and cash equivalents                                 (340,584)         313,611

Cash and cash equivalents, beginning of year                                          625,421          311,810
                                                                                 ------------      -----------

Cash and cash equivalents, end of year                                           $    284,837      $   625,421
                                                                                 ============      ===========

Supplemental disclosure of cash flow information:
   Cash paid during the year for:
     Interest                                                                    $    686,559      $   421,798
                                                                                 ============      ===========

     Income taxes                                                                $    380,247      $   521,046
                                                                                 ============      ===========

Supplemental schedule of non-cash investing and
    financing activities:
    Common stock issued for services and acquisition                             $          0      $   220,000
                                                                                 ============      ===========




The accompanying notes are an integral part of these financial statements





                                       F-7
PAGE

                DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
                              AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     ORGANIZATION:

       On April 29, 1994, the shareholders of MagneTech Corporation approved a resolution to change the name of the Company to Digital Communications Technology Corporation (the "Company"). The Company was incorporated on November 12, 1987, under the laws of the State of Delaware, as a wholly-owned subsidiary of S.O.I. Industries, Inc. ("S.O.I"). As of June 30, 1995, S.O.I. owned approximately 47% of the Company.

       The Company is in the business of video and audio tape production and duplication. Sales for the years ended June 30, 1995 and 1994 were generated from tape duplicating at the Fort Lauderdale and Indianapolis facilities, as well as satellite broadcasting and video production.

       On July 3, 1992, the Company purchased 1,000 shares (representing 100% ownership) of Video Direct, Inc. for $342,917. The closing of this transaction took place July 13, 1992. On July 13, 1992, Video Direct, Inc. was merged into Video Plus, Inc., a Delaware corporation, and became a wholly-owned subsidiary of the Company. On December 6, 1993, the Company sold its subsidiary, Video Plus, Inc. Such sale was accounted for as a discontinued operation (See Note 14).

       On March 25, 1994, the Company finalized the purchase of Tapes Unlimited, Inc. and Tapes Unlimited USA, Inc. Notwithstanding the closing date, the effective date for the consummation of the transactions was deemed to be January 1, 1994. On June 30, 1994, Tapes Unlimited USA, Inc. was liquidated into its parent, Tapes Unlimited, Inc. Tapes Unlimited, Inc. provides tapes loading services. On June 9, 1995, the operations of Tapes Unlimited, Inc. were discontinued (See
       Note 14).

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       PRINCIPLES OF CONSOLIDATION

       The accompanying consolidated financial statements for the years ended June 30, 1995 and 1994 include the accounts of Digital Communications Technology Corporation, (F/K/A MagneTech Corporation) and its wholly-owned subsidiary, Tapes Unlimited, Inc., whose operations were discontinued on June 9, 1995. All significant intercompany transactions have been eliminated.

       CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                                      F-8


       MARKETABLE SECURITIES

       The Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (FAS
       115) as of June 30, 1994.

       Under FAS 115, debt securities and equity securities that have readily determinable fair values are to be classified in three categories:

              HELD TO MATURITY - the positive intent and ability to hold to maturity. Amounts are reported at amortized cost, adjusted for amortization of premiums and accretion of discounts.

              TRADING SECURITIES - bought principally for purpose of selling them in the near term. Amounts are reported at fair value, with unrealized gains and losses included in earnings.

              AVAILABLE FOR SALE - not classified in one of the above categories. Amounts are reported at fair value, with unrealized gain and losses excluded from earnings and reported separately as a component of shareholders' equity.

       Marketable securities consist of listed common stocks with an aggregate cost, based on specific identification, of $3,188,614 as of June 30, 1995. The gross unrealized holding losses as of June 30, 1995 were $643,547, and the net unrealized holding gains were $29,558. All of the Company's securities are classified as available for sale securities.

       Gains or losses on dispositions of securities are based on the net difference of the proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

       INVENTORIES

       Inventories are valued at the lower of cost (first-in, first-out method) or market value.

       PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 32 years. Costs of repairs and maintenance are charged to operating expense as incurred; improvements and betterments are capitalized; when items are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are credited or charged to income.

                                      F-9


       INCOME TAXES

       Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). As permitted, the consolidated financial statements prior to the adoption of the new standard were not restated.

       SFAS 109 changes the criteria for the recognition and measurement of deferred tax assets and liabilities, including net operating loss and tax credit carryovers. Deferred taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities and available tax credit carryovers.

       NET (LOSS) INCOME PER COMMON SHARE

       The net income (loss) per common share has been calculated using the weighted average shares outstanding during each year. Such weighted average shares have been reduced by the number of treasury shares owned by the Company through its investment in S.O.I. The number of treasury shares owned were approximately 659,400 and 634,700 at June 30, 1995 and 1994, respectively.

       RECLASSIFICATIONS

       Certain amounts reflected in the 1994 consolidated financial statements have been reclassified to conform to the 1995 presentation.

3.     INVENTORY:

       Inventories consists of the following at June 30:

                                                               1995                    1994
        Raw materials                                     $  3,008,167          $   2,693,238
        Work-in-process                                        885,976                485,809
        Finished goods                                         164,150                 36,891
                                                          ------------          -------------

                                                          $  4,058,293          $   3,215,938
                                                          ============          =============

                                     F-10


4.     PROPERTY, PLANT AND EQUIPMENT:

       Property, plant and equipment consists of the following:



        Land                                                                      $    73,000
        Buildings and improvements                                                    332,440
        Machinery and equipment                                                     7,559,667
        Leasehold improvements                                                        207,152
        Furniture and fixtures                                                        118,309
        Transportation equipment                                                      369,030
        Computer equipment                                                            181,103
        Master tapes                                                                    4,000
                                                                                  -----------

                                                                                    8,844,701
        Less accumulated depreciation                                              (3,605,137)
                                                                                  -----------

        Net property, plant and equipment                                         $ 5,239,564
                                                                                  ===========

       Depreciation expense was $1,189,449 and $1,031,767 for the years ended June 30, 1995 and 1994, respectively.

5.     RELATED PARTY TRANSACTIONS:

       LOANS RECEIVABLE

       These amounts represent advances to an affiliated company ($433,105 at June 30, 1995) and S.O.I. ($168,631 at June 30, 1995). They are due on
       demand.  Advances, except for advances to S.O.I., are interest bearing.

       MANAGEMENT FEES

       The Company paid S.O.I. $340,800 and $102,000 for administrative services for the years ended June 30, 1995 and 1994, respectively.

       EMPLOYEE STOCK OWNERSHIP PLAN

       The Company participates in S.O.I.'s Employee Stock Ownership Plan
       (ESOP). This Plan provides retirement benefits to substantially all employees. The ESOP is a qualified employee benefits plan exempt from taxation under the Internal Revenue Code of 1986, as amended. There are 800,000 common shares of the S.O.I. in the ESOP.

       NOTE PAYABLE

       The Company is the guarantor of a note payable by S.O.I. in the amount of $547,000.

                                     F-11


6.     REVOLVING LINES OF CREDIT:

       The Company has a revolving line of credit agreement for aggregate borrowings of up to $5,400,000. Interest is payable on all outstanding cash advances at the bank's prime lending rate plus 1/4% (9.25% at June 30, 1995). Any unpaid principal and accrued interest is due on demand, but no later than January 1996. The line of credit is collateralized by accounts receivable, inventory, and equipment. The terms of the agreement require, among other provisions, that the Company comply with requirements for maintaining certain cash flow and other financial ratios. The Company failed to meet the cash flow coverage ratio required under this agreement.

       Average short-term borrowings under this revolving credit agreement were $3,428,135, at an average interest rate of 8.9%.

       The Company also guaranteed a $900,000 line of credit for S.O.I. as well as for an affiliate. As of June 30, 1995, $550,000 has been drawn upon the affiliate's line of credit and $3,840,000 on the Company's line of credit.





                                      F-12
PAGE

                 DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
                              AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


7.     LONG-TERM DEBT:

       Long-term debt as of June 30, 1995 consists of the following:

        Loan payable to a bank in monthly installments of $3,198
        including interest at 8.75%, maturing April 2007; collateralized
        by real estate.                                                              $    283,585

        Vehicle loans payable to a bank in monthly installments of
        $548 including interest at 8.66% .  These notes mature in
        March 1996, and are collateralized by the corresponding
        company vehicles.                                                                   4,761

        Loan payable to a bank in monthly principal installments of
        $7,440 plus interest at prime plus 1% (10.00% at June 30, 1995), maturing June 1997; collateralized by accounts receivable, inventory, and equipment.  The terms of the agreement require, among other provisions, that the Company comply with
        requirements for maintaining certain cash flow and other
        financial ratios.                                                                 394,351

        Loans payable to a bank in monthly installments of $18,868 plus interest at prime plus 1/4% (9.25% at June 30,
        1995), maturing through June 2000; collateralized by the
        accounts receivables, inventory and equipment.  The terms of the agreement require, among other provisions, that the Company comply with requirements for maintaining certain cash flow and
        other financial ratios.                                                         1,053,416

        Loan payable to a bank in monthly installments of $29,000 plus interest at prime plus 1/4% (9.25% at June 30, 1995), maturing
        December 1998; collateralized by accounts receivables, inventory, and equipment.  The terms of the agreement require, among other provisions, that the Company comply with requirements for
        maintaining certain cash flow and other financial ratios.                       1,224,125

        Loan payable to a bank in monthly installments of $6,149
        including interest at 7.63%, maturing January 2003;
        collateralized by machinery and equipment; guaranteed by S.O.I.                   419,324
                                                                                     ------------

                                                                                        3,379,562
        Less current portion                                                           (2,735,418)
                                                                                     ------------

                                                                                     $    644,144
                                                                                     ============

                                     F-13


7.     LONG-TERM DEBT, CONTINUED:

       The Company failed to meet the cash flow coverage ratio required under the above agreements at June 30, 1995. Therefore, all amounts due under these agreements have been reclassified to a current liabilities.

       The contractual maturities on long-term debt assuming repayment terms were not accelerated are as follows:

        Years ending June 30,
        ---------------------
             1996                                            $    727,228
             1997                                                 942,565
             1998                                                 822,269
             1999                                                 304,649
             2000                                                 220,322
             Thereafter                                           362,529
                                                             ------------
                                                             $  3,379,562
                                                             ============


8.     COMMITMENTS:

       The Company leases its office facilities under operating leases expiring through May 1999. The leases provide for increases based on real estate taxes and operating expenses. The Company also leases facilities and equipment on a month-to-month basis.

       Aggregate future minimum rental payments under the above leases are as follows:

        Year ending June 30,
        --------------------
             1996                                         $   393,335
             1997                                             306,127
             1998                                             297,852
             1999                                             273,031
                                                          -----------
                                                          $ 1,270,345
                                                          ===========

       Rent expense under the above leases for the years ended June 30, 1995 and 1994 was $412,568 and $283,636, respectively.

9.     SALES TO MAJOR CUSTOMERS:

       During the year ended June 30, 1995, two customers accounted for approximately 28% of the Company's sales. During the year ended June 30, 1994, two customers accounted for 29% of the Company's sales.
                                     F-14


10.    STOCK OPTION PLAN:

       On January 22, 1990, the Board of Directors adopted the MagneTech Corporation 1990 Employees' Stock Option Plan. As of June 30, 1995, there were 219,125 shares reserved for future issuance at exercise prices which range from $1.00 to $3.44 per share.

       There was no compensation expense as of June 30, 1995 and compensation expense for June 30, 1994 was $122,400.

                                                                                SHARES         OPTION PRICE
        Outstanding June 30, 1993                                               211,875        $1.00 - $1.50
          Granted                                                                40,000             $1.00
          Exercised                                                              (7,500)            $1.50
                                                                               --------        -------------
        Outstanding June 30, 1994                                               244,375        $1.00 - $1.50
          Granted                                                                35,000        $2.25 - $3.44
          Exercised                                                            (141,250)       $1.00 - $1.50
                                                                               --------        -------------
          Canceled                                                              (15,000)            $1.50

        Outstanding June 30, 1995                                               123,125        $1.00 - $3.44
                                                                               ========        =============



11.    INCOME TAXES:

       Effective July 1, 1993, the Company adopted SFAS No. 109 "Accounting for Income Taxes". The cumulative effect of the change amounted to $26,285 which amount is reflected as a charge to income in the consolidated statement of operations for 1994.

       The provision for income taxes is as follows:

                                                                                      1995             1994
        Current:
          Federal                                                                 $   294,762      $   446,619
          State                                                                        76,724           56,374
                                                                                  -----------      -----------
                                                                                      371,486          502,993
                                                                                  -----------      -----------
        Deferred:
          Federal                                                                     (70,077)          20,082
          State                                                                       (18,242)           2,297
                                                                                  -----------      -----------
                                                                                      (88,319)          22,379
                                                                                  -----------      -----------
                                                                                  $   283,167      $   525,372
                                                                                  ===========      ===========

                                     F-15


11.    INCOME TAXES, CONTINUED:

       Reconciliations of the differences between income taxes computed at federal statutory tax rates and consolidated provisions for income taxes are as follows:

                                                                                         1995             1994
        Tax at federal statutory rate                                                    34.0  %          34.0  %
        State income tax - net of federal benefit                                         8.8  %           2.8  %
        Other                                                                            (4.9) %             0
                                                                                         ----             ----
                                                                                         37.9  %          36.8  %
                                                                                         ====             ====

       The tax effects of temporary differences which comprise the deferred tax assets and liabilities are as follows:

                                                                          1995
        Assets:
          Allowance for doubtful accounts                            $   408,061
          Investments - unrealized holding losses                        263,094
                                                                     -----------
                                                                         671,155
        Liabilities:
          Property and equipment - depreciation                         (416,453)
                                                                     -----------
               Net asset                                                 254,702

        Less:  Valuation allowance                                      (263,094)
                                                                     -----------
        Deferred tax liability                                       $    (8,392)
                                                                     ===========

12.    EMPLOYMENT AGREEMENTS:

       The Company entered into employment agreements on July 1, 1994 with two officers. The agreements are for a term of three years and contain certain bonus provisions. The minimum annual salaries (excluding bonus arrangements) for the years ending June 30, are as follows:

             1996                                     $   160,000
             1997                                         160,000
                                                      -----------
                                                      $   320,000
                                                      ===========

                                     F-16


13.    CONCENTRATION OF CREDIT RISK:

       Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of cash and trade receivables. The Company places substantially all its cash with major financial institutions, and by policy, limits the amount of credit exposure to any one financial institution. The balances, at times, may exceed federally insured limits. At June 30, 1995, the Company exceeded the insured limit by approximately $67,000. Approximately 40% of the Company's accounts receivable, before allowances, were due from three customers at June 30, 1995.

14.    DISCONTINUED OPERATIONS:

       In December 1993, the Company sold its subsidiary, Video Plus, Inc. The results of operations of Video Plus, Inc. have been reported separately as a discontinued operation in the Consolidated Statements of Operations for the year ended June 30, 1994.

       In June 1995, the Company discontinued the operations of Tapes Unlimited, Inc. ("Tapes"). The results of operations of Tapes have been reported separately as a discontinued operation in the Consolidated Statements of Operations. Prior years consolidated financial statements have been reclassified to conform with the current year presentation.

       Summarized results of operations of the discontinued operations of tapes for 1995 and 1994 are as follows:

                                                                1995             1994
        Net sales                                          $ 2,658,516      $  1,368,863
                                                           ===========      ============
        Operating income (loss)                            $    37,926      $   (117,519)
                                                           ===========      ============
        Loss before income taxes                           $  (561,924)     $   (128,429)

        Income tax benefit                                    (240,784)          (47,259)
                                                           -----------      ------------
        Loss from discontinued operation                   $  (321,140)     $    (81,170)
                                                           ===========      ============





                                      F-17


14.    DISCONTINUED OPERATIONS, CONTINUED:

       In connection with the shutdown of operations of Tapes, the Company recorded a charge of $443,400, net of tax of $87,237, to write-off the goodwill recorded in connection with the acquisition of tapes. The net income for the sale of Video Plus, Inc. for the year ended June 30, 1994 amounted to $66,735, net of tax of $38,854, which when netted against the loss from the discontinued operation of Tapes of $81,170 amounts to $14,475 which amount is shown in the accompanying statements of operations under the caption loss from discontinued operations, net of tax. The entire loss on disposal of discontinued operations of $162,164 net of tax of $94,416 relates to Video Plus, Inc.

       Certain reclassifications were made to the 1994 amounts to reflect the effects of the discontinued operation in the prior year on a basis comparable with 1995.

       The assets and liabilities of Tapes, which have not been reclassified on the consolidated balance sheets, are as follows:

                                                                                       1995
        Current assets, principally cash, accounts receivable and
            inventories                                                           $   133,790
        Plant and equipment                                                             3,839
                                                                                  -----------
                   Total assets                                                   $   137,629
                                                                                  ===========
        Accounts payable and accrued liabilities, net of amounts
                due to Digital of $40,700                                         $   423,114
                                                                                  -----------
                  Total liabilities                                               $   423,114
                                                                                  ===========


15.    RESTATEMENT:

       The balance of net unrealized holding losses on securities at June 30, 1994 reflected in the Consolidated Statements of Stockholders' Equity has been restated to reflect a valuation allowance that should have been recorded in 1994 against deferred tax assets which were recorded to reflect the tax benefit of unrealized capital losses on marketable securities.

       In addition, the investment in S.O.I. Industries, Inc. at June 30, 1994 in the Consolidated Statements of Stockholders' Equity has been adjusted to reflect the investment at book value. A corresponding adjustment was made to additional paid-in-capital.





                                      F-18


          DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION & SUBSIDIARY
                         CONSOLIDATED BALANCE SHEETS

                                                      December 31,
                                                          1995            June 30,
                                                       (Unaudited)          1995
                                                      ------------     ------------
           ASSETS
Current assets:
  Cash and cash equivalents                           $    401,983     $    284,837
  Marketable securities                                  1,874,639        2,574,626
  Accounts receivable, less allowance for doubtful
    accounts of $1,177,795 at December 31, 1995
    and $1,065,300 at June 30, 1995                      4,363,016        3,143,689
  Inventories                                            4,205,790        4,058,293
  Prepaid expenses and other current assets                182,900          345,126
                                                      ------------     ------------
       Total current assets                             11,028,328       10,406,571
                                                      ------------     ------------
Property, plant and equipment, net                       5,091,426        5,239,564
Other assets                                                44,658           31,158
Loans receivable, related parties                          453,058          601,736
                                                      ------------     ------------
Total assets                                          $ 16,617,470     $ 16,279,029
                                                      ============     ============
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit                            $  4,200,000     $  3,840,000
  Current portion, long-term debt                        2,406,341        2,735,418
  Accounts payable                                       1,588,782        2,165,725
  Accrued liabilities                                      683,296          418,376
                                                      ------------     ------------
       Total current liabilities                         8,878,419        9,159,519
                                                      ------------     ------------

Long-term debt, less current portion                       616,653          644,144
Deferred tax liability                                        -               8,392
Commitments and contingencies
Stockholders' Equity:
  Common stock, par value $0.0002;
     25,000,000 shares authorized, 5,961,188 and
     5,961,188 shares issued and 5,696,929 and
     5,301,809 shares outstanding as of December 31,
     1995 and June 30, 1995, respectively                    1,192            1,192
  Additional paid-in capital                             6,567,062        6,567,062
  Retained earnings                                      2,124,349        1,710,867
  Investment in S.O.I. Industries, Inc.                 (1,198,158)      (1,198,158)
  Net unrealized holding loss on investment
     securities                                           (372,047)        (613,989)
                                                      ------------     ------------
       Total stockholders' equity                        7,122,398        6,466,974
                                                      ------------     ------------
Total liabilities and stockholders' equity            $ 16,617,470     $ 16,279,029
                                                      ============     ============

   The accompanying notes are an integral part of the financial statements
                                      F-19


           DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION & SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                          For the three months ended    For the six months ended
                                                  December 31,                  December 31,
                                                  ------------                  ------------
                                              1995          1994            1995           1994
                                          (Unaudited)   (Unaudited)     (Unaudited)     (Unaudited)
                                        -------------  ------------    ------------   -------------
Net sales                               $   7,895,511  $  7,727,643    $ 13,281,982   $  12,004,234
                                        -------------  ------------    ------------   -------------
Costs and Expenses:
  Cost of goods sold                        6,585,961     6,446,932      11,068,358       9,794,588
  Selling expenses                            310,573       260,251         564,152         480,920
  General and administrative expenses         484,562       331,737         844,471         633,042
                                        -------------  ------------    ------------   -------------
       Total costs and expenses             7,381,096     7,038,920      12,476,981      10,908,550
                                        -------------  ------------    ------------   -------------
            Operating profit                  514,415       688,723         805,001       1,095,684
                                        -------------  ------------    ------------   -------------
Other income (expense):
  Interest and other (expense) income         (33,391)      399,582          94,050         627,275
  Interest expense                           (203,566)     (166,429)       (379,929)       (299,762)
                                        -------------  ------------    ------------   -------------
                                             (236,957)      233,153        (285,879)        327,513
                                        -------------  ------------    ------------   -------------
Income from continuing operations before
       provision for income taxes             277,458       921,876         519,122       1,423,197
Provision for income taxes                    107,436       363,070         201,000         551,770
                                        -------------  ------------    ------------   -------------
    Income from continuing operations         170,022       558,806         318,122         871,427
Discontinued operations:
  Income (loss) from operations of Tapes
    Unlimited, Inc. net of applicable
    income taxes (benefit) of $21,900,
    $15,177, $60,500, and ($56,909),
    respectively                               36,359        30,769          95,360         (86,176)
                                        -------------  ------------    ------------   -------------
                 Net income             $     206,381  $    589,575    $    413,482   $     785,251
                                        =============  ============    ============   =============

Weighted average shares of common
  stock outstanding                         5,677,443     5,291,148       5,411,957       5,238,385
                                        =============  ============    ============   =============

Earnings per share:
  Continuing operations                 $        0.03  $       0.11    $       0.06   $        0.17
  Discontinued operations                        0.01            -             0.01           (0.02)
                                        -------------  ------------    ------------   -------------
    Net income                          $        0.04  $       0.11    $       0.07   $        0.15
                                        =============  ============    ============   =============

The accompanying notes are an integral part of the financial statements

               DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
                               AND SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (unaudited)

                                                        For the six months ended
                                                              December 31,
                                                              ------------
                                                         1995             1994
                                                     -----------       ----------
Cash flows from operating activities:
  Net income                                         $   413,482       $  785,251
  Adjustments to reconcile net income to net
    cash used in operating activities:
   Depreciation and amortization                         605,620          586,171
   Gain on sale of marketable securities                 (72,438)        (611,299)
   Increase in accounts receivable, net               (1,219,327)      (2,954,658)
   (Increase) decrease in inventories                   (147,497)         178,378
   Decrease (increase) in prepaid expenses
    and other                                            162,226          (46,682)
   (Decrease) increase in accounts payable              (576,943)       1,531,749
   Increase (decrease) in accrued liabilities
    and other                                            264,920         (253,588)
                                                     ------------      -----------
         Net cash used in operating activities          (569,957)        (784,678)
                                                     ------------      -----------

Cash flows from investing activities:
  Decrease (increase) in loans receivable,
     related parties                                     148,678         (164,775)
  Change in marketable securities - available
     for sale                                          1,014,367          (59,343)
  Increase in other assets and other liabilities         (21,892)        (176,568)
  Capital expenditures                                  (457,482)        (967,345)
                                                     ------------      -----------
         Net cash provided by (used in) investing
           activities                                    683,671       (1,368,031)
                                                     ------------      -----------
Cash flows from financing activities:
  Net long-term (repayments) borrowings                 (356,568)          39,964
  Net short-term borrowings                              360,000        1,521,716
  Payments to parent company                                -            (105,722)
  Proceeds from issuance of common stock                    -             142,024
                                                     ------------      -----------
         Net cash provided by financing
           activities                                      3,432        1,597,982
                                                     ------------      -----------
Increase (decrease) in cash and cash equivalents         117,146         (554,727)
Cash and cash equivalents at beginning of period         284,837          625,421
                                                     ------------      -----------
Cash and cash equivalents at end of period           $   401,983       $   70,694
                                                     ============      ===========

Supplemental disclosures of cash flow information:

Cash paid during the period for:
  Interest (non-capitalized)                         $   379,550       $  305,170
                                                     ============      ===========
  Income taxes                                       $      -          $  403,463
                                                     ============      ===========

The accompanying notes are an integral part of the financial statements
                                    F-21


          DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION & SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Unaudited)
                               _____________


1.   Summary of Significant Accounting Policies:
     -------------------------------------------
     The accompanying consolidated financial statements include the accounts of Digital Communications Technology Corporation ("the Company"). The operations of Tapes Unlimited, Inc., which were formerly consolidated with the operations of the Company have been segregated as discontinued operations.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these unaudited interim financial statements. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual audited financial statements.

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to conform with generally accepted accounting principles. The results of operations for the periods presented are typically subject to seasonal variations and are not necessarily indicative of the results to be expected for the full year.


2.   Marketable Securities
     ---------------------
     Marketable securities consist of listed common stocks with an aggregate cost, based on specific identification, of $2,246,686 as of December 31, 1995. The net unrealized holding loss as of December 31, 1995 was $372,047. All of the Company's securities are classified as available for sale securities.

3.   Inventories:
     ------------
     The inventories are valued at the lower of cost (first-in, first-out method) or market and consisted of the following:

                                 December 31,    June 30,
                                     1995          1995
                                 -----------  -----------
               Raw materials     $ 3,250,746  $ 3,008,167
               Work-in process       839,078      885,976
               Finished goods        115,966      164,150
                                 -----------  -----------
                                 $ 4,205,790  $ 4,058,293
                                 ===========  ===========

                                   F-22


          DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued
                                 (Unaudited)
                                -------------

4.   Property, Plant and Equipment:
     ------------------------------
     Property, plant and equipment and related accumulated depreciation are summarized as follows:

                                               December 31,     June 30,
                                                  1995            1995
                                               ------------   -----------
          Land                                 $    73,000    $    73,000
          Buildings and improvements               544,893        332,440
          Machinery and equipment                8,684,289      8,439,261
                                               ------------   -----------
                                                 9,302,182      8,844,701
          Less: accumulated depreciation         4,210,756      3,605,137
                                               ------------   -----------
                                               $ 5,091,426    $ 5,239,564
                                               ============   ===========

5.   Revolving Lines of Credit:
     --------------------------
     The Company has a revolving line of credit agreement for aggregate borrowings of up to $5,400,000. Interest is payable on all outstanding cash advances at the bank's prime lending rate plus 1/4% (9.00% at December 31, 1995). Any unpaid principal and accrued interest is due on demand, but no later than March 31, 1996. The line of credit is collateralized by accounts receivable, inventory and equipment. The terms of the agreement require, among other provisions, that the Company comply with requirements for maintaining certain cash flow and other financial ratios. The Company failed to meet the cash flow coverage ratio required under this agreement.

     The Company also guaranteed a $900,000 line of credit for an affiliate. As of December 31, 1995, $600,000 has been drawn upon the affiliate's line of credit and $4,200,000 on the Company's line of credit.
                                     F-23


6.   Long-Term Debt:
     ---------------
     Long-term debt is summarized as follows:

                                                     December 31,     June 30,
                                                         1995           1995
                                                     ------------   -----------
     Long-term debt consists of various
     mortgages and notes payable with
     interest rates ranging from 8.75 percent
     to 1 percent over prime.  Monthly
     payments range from $954 to $29,000
     and expiration dates range from
     1997 through 2007.                              $ 3,022,994    $ 3,379,562
     Less: current portion                             2,406,341      2,735,418
                                                     -----------    -----------
                                                     $   616,653    $   644,144
                                                     ===========    ===========

     Under the terms of certain of the above agreements, the Company is required to comply with certain ratios and covenants. As of June 30, 1995, the Company failed to meet the cash flow coverage ratio. This ratio is calculated on an annual basis, and therefore all amounts due under these agreements are classified as current liabilities until the next measurement date.

                                    F-24



No dealer, salesman or any other person
has been authorized to give any
information or to make any representation other than those contained in this Prospectus in connection with the offering herein contained, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell any security other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful.
Neither the delivery of this Prospectus
nor any sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts herein set forth since the date hereof.

_______________________________________
      TABLE OF CONTENTS

                                   Page
Available Information                3
Risk Factors                         4
The Company                          8
Use of Proceeds                      8
Dividend Policy                      8
Price Range Common Stock             9         DIGITAL COMMUNICATIONS
Management's Discussion             10         TECHNOLOGY CORPORATION
 and Analysis of
 Financial Condition
Business                            18                Prospectus
Description of Property             19
Directors and Officers              20
Executive Compensation              22             2,671,258 Shares
Security Ownership                  25
Description Capital                 26
Selling Stockholders                26
Plan of Distribution                27
Changes In and                      28
 Disagreements with Accountants
Experts                             29
Certain Relationships               29
 and Related Transactions
Disclosure of Commision             29
Position On Indemnification
Index to Financials                 30
_______________________________________


                                      55


                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     The Certificate of Incorporation of the Company provides for the indemnification of officers, directors, agents and employees of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware ("Delaware Code"). Pursuant to Section 145 of the Delaware Code, the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     The above discussion of the Company's Certificate of Incorporation and of Section 145 of the Delaware Code is not intended to be exhaustive and is qualified in its entirety by such Bylaws and the Delaware Code.

Item 25.  Other Expenses of Issuance and Distribution

     The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

          SEC Filing Fee                     $   2,763.37
          Printing Expense                   $   1,000.00
          Accounting Fees and Expenses       $   3,500.00
          Legal Fees and Expenses            $   2,500.00
          Blue Sky Fees and Expenses               -0-
                                             ____________
               TOTAL                         $   9,763.37


Item 26. Recent Sales of Unregistered Securities

     On January 27, 1994 the Board of Directors agreed to exchange additional shares of the Company's Common Stock for common stock of S.O.I. Industries, Inc. On February 14, 1994 the exchange of shares was made based on the average price of the stock of both companies on January 27, 1994. The 580,538 shares of DCT's common stock that were exchanged were worth approximately $4,574,636 and were exchanged for 1,329,836 shares of S.O.I.'s Common Stock worth approximately $4,574,636.

The Company relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof. No underwriters were used in connection with the foregoing transactions.

                                      56


Item 27.  Exhibits
          2.1  Certificate of Incorporation, as amended <F1>

          2.2  Bylaws <F1>

          10.1 Secured Credit Agreement with NBD Bank, N.A. <F2>

          10.2 Employment Agreement between the Registrant and Jack D. Brown,
               Jr.

          10.3 Lease Agreement for Indianapolis, Indiana facility <F1>

          10.4 Lease Agreement for Ft. Lauderdale facility <F1>

          10.5 Employee Stock Ownership Plan of S.O.I. Industries, Inc. <F1>

          15.1 Subsidiaries of the Registrant <F2>

          23.1 Consent of Coopers & Lybrand L.L.P.

          23.2 Consent of Morrison, Brown, Argiz & Company.

<F1>  Previously filed with the Securities and Exchange Commission in connection with the Registration Statement (including any amendments thereto) on Form S-18 of the Registrant, No 33-27974-A.

<F2>  Previously filed with the Securities and Exchange Commission as
      Exhibits to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1994.

                                      57


Item 28.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      58


                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registartion Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on the 12th of February, 1996.

DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION


By:  /s/ Kevin B. Halter
         Kevin B. Halter, CEO

                             POWER OF ATTORNEY

     The Company and each person who signature appears below hereby designates and appoints Kevin B. Halter and Kevin B. Halter, Jr. and each of them, as its or his attorneys-in-fact (the "Attorneys-in-Fact") with full power to act alone, and to execute in the name of and on behalf of the Company and each person, individually in each capacity stated below, any additional amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as either Attorney-in-Fact deems appropriate, and to file each such amendment to this Registration Statement together with all exhibits thereto and any and all documents in connection therewith.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature


/s/ Kevin B. Halter                               February 16, 1996
    Kevin B. Halter, Chief Executive Officer
       and Chairman


/s/ Jack D. Brown                                 February 16, 1996
    Jack D. Brown, Jr., President



/s/ Jim N. Weinberg                               February 16, 1996
    Jim N. Weinberg, Vice-President



/s/ Douglas L. Miller                             February 16, 1996
    Douglas L. Miller, Chief
      Financial Officer (Principal
      Financial and Accounting Officer),
      and Vice President

                                      59





/s/ Kevin B. Halter, Jr.                          February 16, 1996
    Kevin B. Halter, Jr., Vice
      President, Secretary and Director




/s/ Gary C. Evans                                 February 16, 1996
    Gary C. Evans, Director




/s/ James Smith                                   February 16, 1996
    James Smith, Director




                                      60


                               EXHIBIT INDEX

Exhibit                                              Sequentially
Number                                               Numbered Page


23.1 Consent of Coopers & Lybrand L.L.P.                  63

23.2 Consent of Morrison, Brown, Argiz & Co.              65









































                                      61






























                                 EXHIBIT 23.1




PAGE

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Form SB-2 of our report, which includes an explanatory paragraph regarding restatements to the June 30, 1994 financial statements for an adjustment to net unrealized holding losses and an adjustment to reduce the investment in S.O.I. Industries, Inc. to book value, dated August 25, 1995, on our audit of the consolidated financial statements of Digital Communications Technology Corporation and Subsidiaries. We consent to the reference to our firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P.
    Coopers & Lybrand L.L.P.

Miami, Florida
February 9, 1996
























                                      63






























                               EXHIBIT 23.2


PAGE

                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As Independent Public Accountants, we hereby consent to the use of our report on the Consolidated Financial Statements of Digital Communications Technology Corporation as of June 30, 1994 and for the year then ended, and to all references to our firm, included in or made a part of this Form SB-2.

/s/ Morrison, Brown, Argiz & Company
    MORRISON, BROWN, ARGIZ & COMPANY

Miami, Florida
February 12, 1996






























                                      65